Exhibit 15.1

Our refKKZ/792101-000002/86276101v2

Lotus Technology Inc.

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

28 April 2026

Dear Sirs,

Lotus Technology Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Lotus Technology Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 5. Operating and Financial Review and Prospects—Taxation” in the Annual Report, as amended, and further consent to the incorporation by reference of our opinions under this heading into the Company’s Registration Statement No. 333-279130 on Form S-8, the Company’s post-effective amendment No. 2 to registration statement on Form F-1 on Form F-3 (Registration No. 333-282217 that was filed on 30 May 2025, the Company’s post-effective amendment No. 3 to registration statement on Form F-1 on Form F-3 (Registration No. 333-279108 that was filed on 30 May 2025, and the Company’s pre-effective amendment No. 1 to Form F-3 (Registration No. 333-285533) that was filed on 30 May 2025.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP